Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Splash Beverage Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(c)	5,000,000	$0.4011	$2,005,250	$138.10 per $1,000,000	$276.93
	Total Offering Amounts					$2,005,250		$276.93
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$276.93

(1)	Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)	Amount registered consists of up to 5,000,000 shares of common stock that may be issued to the Selling Stockholder pursuant to the Purchase Agreement between Splash Beverage Group, Inc. and the Selling Stockholder, and the Registration Statement.

(3)	Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the NYSE American on August 5, 2026.